Exhibit 99.1

Tesoro Logistics LP to Acquire Chevron Pipe Line Company's Northwest Products System

SAN ANTONIO - December 11, 2012 - Tesoro Corporation (NYSE:TSO) today announced that its affiliate, Tesoro Logistics LP (NYSE:TLLP) (“TLLP” or the “Partnership”), has executed a definitive agreement to purchase Chevron Pipe Line Company's Northwest Products System for $400 million. The transaction is subject to regulatory approval and is expected to close during the first quarter of 2013.

The Northwest Products System consists of the Northwest Product Pipeline, a 760-mile Federal Energy Regulatory Commission (FERC)-regulated common carrier products pipeline which extends from Salt Lake City, Utah to Spokane, Washington, a separate five-mile jet fuel pipeline to the Salt Lake City International Airport and the Northwest Terminalling Company consisting of the Boise and Pocatello, Idaho and Pasco, Washington refined products terminals, which are not subject to FERC regulation.

“The purchase of the Northwest Products System is a unique opportunity to grow TLLP's portfolio of well positioned, fee-based logistics assets in the western US. The system allows the Partnership to capture operational synergies with its existing terminal assets in the region as well as significantly increase third-party revenue,” said Greg Goff, President and CEO. “This transaction is expected to generate annual EBITDA of about $33 million in the first twelve months post closing and be immediately accretive to distributable cash flow per unit.”

The pipeline receives product from five refineries and one pipeline in the Salt Lake City area and is the primary transportation option from Salt Lake City to Pocatello, Boise, Pasco and Spokane. Delivery

volumes on the system averaged approximately 84,000 barrels per day in 2011. The terminals have a total storage capacity of 1.3 million barrels and delivered approximately 51,000 barrels per day in 2011.

“This transaction is consistent with Tesoro's strategic priority of value-driven growth as we use the Partnership's low cost of capital to expand our logistics business,” said Goff. “These assets support our integrated value chain, capture third-party revenue and EBITDA growth and greatly expand the value of the general partnership which means significant value creation for Tesoro shareholders.”

On Friday, December 7, 2012, TLLP launched an amendment and upsizing of its $300 million revolving credit facility to $500 million to support this and future growth opportunities. TLLP expects to maintain an appropriate balance of debt and equity financing in connection with this transaction.

A presentation with additional operating and financial disclosure around the transaction and the acquired asset can be found on the Partnership's website at www.tesorologistics.com.

TESORO LOGISTICS LP
RECONCILIATION OF FORECASTED EBITDA TO AMOUNTS UNDER US GAAP
(Unaudited, in millions)

Reconciliation of Forecasted EBITDA to Forecasted Net Income:	Northwest Products System
Forecasted net income	$3.0
Add: Interest and financing costs, net	12.0
Add: Depreciation and amortization expenses	18.0
Forecasted EBITDA (a)	$33.0

(a) We define EBITDA as net income before net interest and financing costs and depreciation and amortization expenses. EBITDA should not be considered as an alternative to net income in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). EBITDA has important limitations as an analytical tool, because it excludes some, but not all, items that affect net income. EBITDA is not a measure prescribed by U.S. GAAP but is a supplemental financial measure that is used by management and may be used by external users of our condensed combined consolidated financial statements, such as industry analysts, investors, lenders and rating agencies to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 675,000 barrels per day. Tesoro's retail-marketing system includes nearly 1,390 branded retail stations, of which 595 are company operated under the Tesoro®, Shell® and USA Gasoline™ brands.

This earnings release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning the timing and cash flows around certain logistics transactions; our expectations about capital spending and transaction synergies and statements concerning expanded revolver borrowing capacity. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

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